(Selective Logo)              Selective Insurance
                              40 Wantage Avenue
                              Branchville, New Jersey 07890
                              www.selective.com

FOR IMMEDIATE RELEASE:
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


             Selective Insurance Group, Inc., Reports
                    1st Quarter 2003 Earnings
      A.M. Best Rates Selective "A+" (Superior) for 42nd year
                 Commercial renewal prices up 15%

Branchville, NJ - May 6, 2003 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported net income of $8.0 million, or $0.29 per diluted share, for the first quarter ended March 31, 2003, compared with $10.3 million, or $0.39 per diluted share for the same period last year. Operating income(1) from continuing operations was $5.5 million, or $0.20 per diluted share for the period, compared with $10.2 million, or $0.39 per diluted share in the first quarter of 2002. Net and operating income were affected by catastrophe losses stemming from some of the worst winter storms to hit the East Coast in a decade.

Catastrophe losses for the first quarter of 2003, on an after-tax basis, were approximately $7.7 million, or $0.28 per diluted share, compared with $1.1 million or $0.04 per diluted share in the first quarter of 2002. The first quarter 2003 statutory combined ratio was 104.4%, compared with 102.7% one year ago. Included in the first quarter 2003 ratio is 4.4 points of catastrophe losses, compared with 0.7 points for the same period last year.

On April 29, 2003, the A.M. Best rating agency affirmed Selective's financial strength rating of "A+" (Superior) for the 42nd year. A.M. Best stated: "the ratings reflect Selective's solid capitalization, quality management team, well controlled execution capabilities, stable balance sheet and strong regional market presence...assisted by the leveraging of its agency relationships." The ratings also recognize the company's "disciplined underwriting culture, conservative investment philosophy and prudent capital management, which have contributed to consistent operating profitability."

According to Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy: "We are honored to rank among the very best in our industry, as only about 10% of property and casualty companies currently hold an "A+" (Superior) or higher rating from A.M. Best. The rating agency's favorable comments reflect our significant commitment to creating profitable growth and long-term shareholder value.

"Concurrently, our progress during the quarter on pricing, retention and other strategic initiatives, continues to favorably affect our outlook. Although property results were impacted by extreme weather in January and February, we continue to expect solid premium growth in 2003, building off our strong 2002 performance. The statutory combined ratios for our major commercial casualty lines continued to improve, with renewal price increases for all commercial lines continuing their upward positive trend - reaching 15%. There is still pricing power in commercial lines, which accounts for over 83% of our total premium volume, as this was the twelfth straight quarter of double-digit price increases. Commercial lines net premiums written advanced 16% for the quarter and pushed our overall premium growth to 15%, while retention at point of renewal for commercial lines edged higher to 86%.

"The ongoing progress in our core commercial lines business is driven, in part, by our 'high tech-high touch' approach that makes it easy for agents and customers to do business with us. In less than two years, our independent agents have delivered premiums of more than $27 million from their small-to-mid sized commercial accounts to Selective's underwriting Service Center - at a policy retention rate of about 92%. A portion of this business comes directly from our One & Done small business processing system - enabling agents to seamlessly process and service their accounts with Selective - and freeing them up to grow their agencies and increase the amount of profitable business they place with us."

Murphy added: "We are encouraged by our improving personal lines underwriting performance, reflecting significant price increases in all of our operating territories and tightened underwriting. For the quarter, our personal automobile statutory combined ratio narrowed to 104.2%, from 111.4% for the same period last year. In New Jersey, our personal automobile ratio was 102.2% for the quarter, down over six points from this period last year, while average premium per vehicle continues to move higher due to a series of rate increases and tiering modifications. Our overall personal lines statutory combined ratio dropped to 105.3% for the quarter, including 3.1 points of catastrophe losses, down from a 109.8% last year that included 1.1 points of catastrophe losses."

Revenue from continuing operations for the first quarter
2003 increased 15% over the prior year period to $320.5 million. Revenue growth reflected the continued upward trend in net premiums earned - up 14% to $267.0 million for the first quarter 2003; higher net investment income of 12% to $27.3 million for the quarter; and revenue from the company's continuing Diversified Insurance Services for the quarter of $21.3 million, up 13% over the prior year period. Return on revenue for the diversified businesses improved to 6.1% for the quarter, up from 5.0% in first quarter 2002.

The Board has declared a $0.15 per share quarterly cash dividend on its common stock payable June 2, 2003 to stockholders of record on May 19, 2003. The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on May 7, 2003, at www.selective.com. The webcast will be available for rebroadcast until the close of business on June 6, 2003.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which can be identified by terms such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, seek, likely, or continue or other comparable terminology. Such forward-looking statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

* The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
*  Adverse economic, market or regulatory conditions;
* Our concentration in a number of east coast and Midwestern states;
*  The adequacy of loss reserves;
*  Reinsurance costs and availability;
* Our ability to collect on reinsurance and the solvency of Selective's reinsurers;
* Uncertainties related to insurance rate increases and business retention;
* Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;
* Our ability to maintain favorable ratings from A.M. Best, Standard & Poor's, Moody's and Fitch;
* Fluctuations in interest rates and the performance of the financial markets;
*  Our entry into new markets and businesses; and
* Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.


(1) Operating income from continuing operations differs from net income by the exclusion of realized gains or losses on investment sales, as well as net income from the discontinued software operation. It is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP highlights. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners
Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.


        Selective Insurance Group, Inc. (Nasdaq: SIGI) *
 GAAP Highlights and Reconciliation to Comparable GAAP Measures
(in thousands, except shares and per share data)
-------------------------------------------------------------------
3 months ended March 31:                  2003              2002

Net premiums written                    $323,403 	  $281,445
Net premiums earned                      267,047           234,295
Net investment income                     27,343            24,504
Diversified insurance services
  revenue from continuing operations      21,338            18,833
Total revenues from continuing
  Operations                             320,485           278,540

Operating income from
  continuing operations                    5,454            10,228
Capital gain, after-tax                    2,584                71
                                         -------           -------
Income from continuing
  operations, net of tax                   8,038            10,299
Income from discontinued
  operations, net of tax                     -                   2
                                         -------           -------
Net income                                $8,038           $10,301
                                         -------           -------
                                         -------           -------

Operating income from continuing
  operations per share:
Basic                                      $0.21             $0.41
Diluted                                     0.20              0.39

Net income per share:
Basic                                       0.31              0.41
Diluted                                     0.29              0.39

Weighted average shares:
Basic                                     25,906            24,869
Diluted                                   27,336            26,591

Book value per share                      $24.42            $23.03


* All amounts exclude inter-company transactions.
###